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                                                                      Exhibit 23




                       Consent of Independent Accountants



We consent to the incorporation by reference in the registration statements of Cincinnati Bell Inc. on Form S-8 (File No. 33-39385), Form S-8 (File No. 33-29332), Form S-8 (File No. 33-3195, Form S-8 (File No. 33-1462, Form S-8
(File No. 33-1487), Form S-8 (File No. 33-15467), Form S-8 (File No. 33-23159),
Form S-8 (File No. 3329331), Form S-8 (File No. 33-36381), Form S-8 (File No. 33-36380), Form S-8 (File No. 33-39654), Form S-8 (File No. 33-43775), and Form
S-14 (File No. 2-82253) of our report dated May 10, 1996, on our audits of the financial statements of the CBIS Retirement and Savings Plan as of December 31, 1995 and 1994, and for the year ended December 31, 1995, which report is included in this Form 11-K.


/s/ Coopers & Lybrand L.L.P.
Cincinnati, Ohio
June 19, 1996